                                                                     EXHIBIT 2.1



                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of the 16th day of May, 1997, is by and among Dynamex Inc., a Delaware corporation ("Purchaser"), Road Runner Transportation, Inc., a Minnesota corporation (the "Company"), James C. Isaacson ("JCI"), James L. Isaacson ("JLI"), Gordon J. Isaacson ("GJI"), Gretchen E. Larsen ("Larsen"), and Thomas W. Ingeman ("Ingeman"). Each of JCI, JLI, GJI, Larsen and Ingeman shall be referred to individually herein as the "Shareholder" and collectively herein as the "Shareholders".


                              W I T N E S S E T H:

     WHEREAS, the Company is engaged in the same-day transportation and distribution business (the "Business"); and

     WHEREAS, the Shareholders collectively own all of the outstanding capital stock (collectively, the "Shares") of the Company; and

     WHEREAS, the Shareholders desire to sell to Purchaser, and Purchaser desires to purchase from the Shareholders, the Shares; and

     WHEREAS, the Shareholders have appointed JCI, and in the event of his death or total disability, Ingeman as their representative (the "Shareholder Representative") to take certain actions under this Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.   SALE AND PURCHASE OF SHARES

     1.1 PURCHASE AND SALE OF SHARES. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section
2.2 hereof), the Shareholders shall assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from the Shareholders, all right, title and interest in and to all of the Shares, free and clear of all liens, security interests, charges, encumbrances and rights of others.

     1.2 EMPLOYMENT AGREEMENTS. At the Closing, the Company and each of JCI and Ingeman shall enter into an employment agreement in the form of Exhibit A-1 and A-2, respectively, hereto (collectively, the "Employment Agreements").

     1.3 CONFIDENTIALITY AND NON-COMPETITION AGREEMENTS. At the Closing, Purchaser and each of JCI and Ingeman shall enter into a confidentiality and non-competition agreement in the form of Exhibit B hereto (collectively, the "Non-Competition Agreements").

     1.4 LEASE FOR MINNEAPOLIS PROPERTY. At the Closing, Purchaser and JCI shall enter into a lease in the form of Exhibit C hereto (the "Lease"), related to that certain real property in Minneapolis, Minnesota that is owned by JCI and used in the Business.

     1.5 EXCLUDED ASSETS AND EXCLUDED LIABILITIES. Notwithstanding anything to the contrary in this Agreement, the assets designated as excluded assets on
Schedule 1.5(a) attached hereto and made a part hereof (the "Excluded Assets") and the liabilities designated as excluded liabilities on Schedule 1.5(b) attached hereto and made a part hereof (the "Excluded Liabilities") shall not be owned or owed, respectively, by the Company at the time of the Closing. To the extent the Shareholders are unable to cause the Company to be released from any of the Excluded Liabilities, the Shareholders will indemnify Purchaser therefrom as provided in Section 12 hereof.

     1.6 TAX ELECTION. The Shareholders and Purchaser will make appropriate filings and elections in their federal and state income tax returns to treat the sale and purchase of the Shares as an asset purchase and sale for income tax purposes pursuant to Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code").


2.   CONSIDERATION; CLOSING

     2.1  PURCHASE PRICE; CLOSING PAYMENTS.

          (a) Payment to Shareholders. The consideration to be received by the Shareholders in exchange for the Shares shall be the following, which shall be apportioned among them in accordance with Schedule 2.1(a) hereto:
     (i) an aggregate of $11,200,000, payable in cash at the Closing by wire transfer to the accounts specified by the Shareholders; (ii) an aggregate of 350,000 shares (the "Dynamex Shares") of the common stock, $.01 par value (the "Common Stock"), of Purchaser, to be issued and delivered to the Shareholders at the Closing; (iii) the "Earn-Out Payments", to be paid to the Shareholders as described in paragraph (b) below; and (iv) the "Top-Up Payment," to be paid to the Shareholders upon the circumstances described in paragraph (e) below. The aforementioned consideration to be received by the Shareholders and the Funded Indebtedness described in
     Section 2.4 shall be referred to collectively as the "Purchase Price".

          (b)  Earn-Out.

               (i) Purchaser will pay to the Shareholders, no later than September 30, 1998, an aggregate amount (the "First Earn-Out Payment") equal to the product of (A) 5.5 and (B) the amount by which the EBITDA (as defined in subparagraph (ii) below) for the twelve months ended July 31, 1998 exceeds $2,700,000; provided



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          that, the First Earn-Out Payment shall not exceed $6,000,000. If the
          First Earn-Out Payment is less than $6,000,000, the Purchaser will pay to the Shareholders, no later than September 30, 1999, an aggregate amount (the "Second Earn-Out Payment") equal to the product of (A) 5.5 and (B) the amount by which the EBITDA for the twelve months ended July 31, 1999 exceeds the greater of (x) EBITDA for the twelve months ended July 31, 1998 and (y) $2,700,000; provided however, that the sum of the First Earn-Out Payment and the Second Earn-Out Payment (the "Earn-Out Payments") shall not exceed $6,000,000.

               (ii) As used herein, "EBITDA" shall mean the Company's earnings before interest, taxes, depreciation and amortization. EBITDA of the Company shall be computed before deducting any general corporate overhead or other general charges from Purchaser to the Company, except for those historically incurred by the Company in conducting the Business and in amounts historically incurred by the Company (subject to reasonably anticipated increases consistent with revenue growth of the Company and inflation).

               (iii) The calculation of each Earn-Out Payment shall be set forth on a written statement prepared by Purchaser and delivered to the Shareholders, together with the applicable Earn-Out Payment. The Shareholders shall have the right to contest the statement at any time within 30 days after their receipt thereof by delivering their objection in writing to Purchaser. The parties shall use their best efforts to resolve any contest promptly. If Purchaser and the Shareholders are unable to resolve such dispute within 30 days after notification of such objection, then the parties will request that the Dallas office of KPMG Peat Marwick, LLP, certified public accountants ("Independent Auditors"), make the final determination with respect to the correctness of the Earn-Out Payment calculation in light of the terms and provisions of this Agreement. Each of the parties hereto represents and warrants that such party has not engaged the Independent Auditors and that the Independent Auditors are not affiliated with such party, and such party further agrees not to engage the Independent Auditors until such time as any Earn-Out Payment calculation has been resolved. The decision of the Independent Auditors shall be final and binding on the parties. The costs and expenses of the Independent Auditors and their services rendered pursuant to this subsection shall be borne equally by the Shareholders and Purchaser.

               (iv) In order to secure the Purchaser's obligation to make the "Earn-Out Payments," the Purchaser does hereby grant to the Shareholders the right and option (the "Option") to purchase such number of shares of Dynamex Common Stock as is equal to the quotient obtained by dividing (i) the "Default Amount" by (ii) the "Earn-Out Determination Price" (each as defined hereinbelow). The option shall be exercisable only upon the occurrence of (i) the failure of the Purchaser to pay, on or before September 30, 1998 and/or September 30, 1999, the First Earn-Out Payment or Second Earn-Out Payment, respectively (and shall be exercisable with respect to each such default separately), and (ii) the written notice of the



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          Shareholder Representative at any time during the 120 days subsequent to such default of his election to exercise the Option. Upon such exercise, the Purchaser shall promptly deliver to the Shareholder Representative certificates representing the number of shares of Dynamex Common Stock determined pursuant to the first sentence of this subsection (b)(iv), and the Purchaser's obligation with respect to the Default Amount shall be deemed to be cured. The Shareholders shall not have any voting or other rights in respect of the shares covered by the Option prior to the exercise of the Option. For the purposes of this Agreement, "Default Amount" shall mean the amount of the Earn-Out Payment as to which the Company is in default in payment; and "Earn-Out Determination Price" shall mean the average closing price of the Dynamex Common Stock on the Nasdaq National Market or other national securities exchange on which the Dynamex Common Stock is then trading for the five trading days prior to the date of default. The Purchaser hereby covenants to reserve sufficient shares of its authorized but unissued Common Stock for the exercise of the Option. All shares of Dynamex Common Stock issued pursuant to the Option shall be afforded the same benefits as Dynamex Shares pursuant to Sections 5.1 and 5.3 of this Agreement.

          (c) Bonus Payments to Key Employees. In the event that EBITDA for the twelve months ended July 31, 1998 equals or exceeds $2,800,000, Purchaser will pay, to those individuals designated by the Shareholder
     Representative (collectively, the "Key Employees"), no later than September 30,1998, cash in the aggregate amount of $500,000 (the "Bonus Payment"), which amount shall be apportioned among such Key Employees as determined by the Shareholder Representative.

          (d)  Segregation of Performance Results. In the event that at any time
     (i) the Company is no longer a separate subsidiary of Purchaser or (ii) businesses other than the historic operations of the Company are combined with those of the Company, Purchaser shall maintain separate books and records for the historic operations of the Company so that the Earn-Out Payments and Bonus Payments discussed in subparagraphs (b) and (c) above can be computed hereunder. In addition, should the Purchaser determine that it is in its best interests to combine other acquired operations with those of the Company, the targeted EBITDA set forth in subparagraph (b) above ($2,700,000) and subparagraph (c) above ($2,800,000) will be adjusted upward or downward, as appropriate, based on the historical earnings before interest, taxes, depreciation and amortization of the operations to be combined. The Shareholders shall have the right to approve such adjustment.

          (e) Top-Up Payment. In the event that, during the period starting on the six month anniversary of the Closing Date and ending on the 12 month anniversary of the Closing Date (the "Top-Up Determination Period"), the closing sales price of Dynamex Common Stock (as reported by the Nasdaq National Market or other national securities exchange on which the Dynamex Common Stock is then trading) does not equal or exceed $8.00 per share for five consecutive trading days on at least one occasion, Purchaser will pay to the Shareholders, no later than 30 days after the end of the Top-Up Determination Period, an aggregate amount (the "Top-Up Payment") equal to
     (A) 350,000 times (B) the



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

     deficiency between (i) the average closing price of the Dynamex Common Stock during the Top-Up Determination Period and (ii) $8.00; provided, however, that in no event shall the Top-Up Payment exceed the sum of $700,000. The Top-Up Payment shall be made in cash or, at the election of the Purchaser, in shares of Dynamex Common Stock (valued at the average closing price of the Dynamex Common Stock for the last five trading days of the Top-Up Determination Period). Any shares of Dynamex Common Stock issued pursuant to the payment of the Top-Up Payment shall be afforded the same benefits as Dynamex Shares pursuant to Sections 5.1 and 5.3 of this Agreement.

     2.2 TIME OF CLOSING. A closing (the "Closing") for the sale and purchase of the Shares shall be held at 9:00 a.m., Dallas, Texas time, on May 16, 1997 (the "Closing Date"), at the law offices of Crouch & Hallett, L.L.P. located at 717 N. Harwood, Suite 1400, Dallas, Texas, or at such other place or places and/or time as may be agreed upon by the Purchaser and the Shareholders.

     2.3 CLOSING PROCEDURE. At the Closing, the Shareholders shall deliver to Purchaser stock certificates duly endorsed to Purchaser and representing the Shares, in form sufficient to vest record and beneficial title fully in Purchaser to the Shares. Purchaser shall issue and deliver to the Shareholders the cash portion of Purchase Price to be received by the Shareholders and the Dynamex Shares as described in Section 2.1 above. Each party will cause to be prepared, executed and delivered all documents required to be delivered by such party pursuant to Article 9 hereof and all other appropriate and customary documents as another party or its counsel may reasonably request for the purpose of consummating the transactions contemplated by this Agreement. All actions taken at the Closing shall be deemed to have been taken simultaneously at 12:01 a.m., Dallas, Texas time on the Closing Date.

     2.4 REPAYMENT OF CERTAIN INDEBTEDNESS. At the Closing, the Purchaser shall cause all of the Company's indebtedness (the "Funded Indebtedness") to its lender (First Bank National Association) to be repaid in full.

3.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS.

     The Shareholders and the Company hereby severally represent and warrant to Purchaser that, except as qualified by the Disclosure Schedule attached on
Schedule 3 hereto and made a part hereof (the "Sellers' Disclosure Schedule"):

     3.1 ORGANIZATION; GOOD STANDING. The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to own and lease its properties and assets and to carry on its business as currently conducted. After giving effect to the elimination of the Excluded Assets and Excluded Liabilities, the Company will have no subsidiaries and no equity, profit sharing, participation or other ownership interest (including any general partnership interest) in any corporation, partnership, limited partnership or other entity. The Company is duly qualified and



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licensed to do business and is in good standing in all jurisdictions where such qualification is required, a list of which is set forth on the Sellers' Disclosure Schedule.

     3.2 DUE AUTHORIZATION. The Shareholders have full power and authority to enter into and perform this Agreement, the Employment Agreement and the Non-Competition Agreement, to the extent same is a party thereto and to carry out the transactions contemplated hereby and thereby. The Company has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company.

     3.3 EXECUTION AND DELIVERY. This Agreement has been duly executed and delivered by the Company and the Shareholders and constitutes their legal, valid and binding obligation, enforceable against each of them in accordance with its terms, except as may be limited by the availability of equitable remedies or by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally. The execution and delivery by the Company and the Shareholders of this Agreement, the execution and delivery by the Shareholders of the Employment Agreement and the Non-Competition Agreement to which same is a party and the consummation of the transactions contemplated hereby and thereby will not: (i) conflict with or result in a breach of the articles of incorporation or bylaws of the Company, (ii) violate any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental authority, or (iii) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under) any indenture, mortgage, lease, contract or other instrument to which the Company or any Shareholder is a party or by which they are bound or affected.

     3.4 GOVERNMENTAL CONSENTS. No approval, authorization, consent, order or other action of, or filing with, any governmental authority or administrative agency is required in connection with the execution and delivery by the Company and the Shareholders of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth in the Sellers' Disclosure Schedule, no approval, authorization or consent of any other third party is required in connection with the execution and delivery by the Company and the Shareholders of this Agreement and the consummation of the transactions contemplated hereby.

     3.5 TRANSACTIONS WITH AFFILIATES. At the time of the Closing, none of the Company's shareholders, officers, employees or directors or any of foregoing persons' Affiliates (as defined herein) will have any interest in or will own any property or right used principally in the conduct of the Business, except for the ownership of the Excluded Assets. The term "Affiliate" shall mean any Shareholder or any of the Company's officers, employees and directors, any partner of any such person, or any member of the immediate family (including brother, sister, descendant, ancestor or in-law) of any such person, or any corporation, partnership, trust or other entity in which any such person or any such family member has a substantial interest or is a director, officer, partner or trustee.



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     3.6  TITLE TO ASSETS. The Company is the sole and exclusive legal owner of all right, title and interest in, and has good and marketable title to, all of the assets of the Business (other than the Excluded Assets) that it purports to own (the "Assets"), free and clear of liens, claims and encumbrances except (i) liens, claims and encumbrances to be released at Closing and (ii) liens for taxes not yet payable. At the Closing, the Assets to be indirectly acquired by Purchaser through its ownership of the Shares shall include, by way of example and not of limitation, the following:

          (a) current assets, accounts receivable, fixtures and leasehold improvements, fixed assets, equipment, tools, inventory and supplies, spare parts, furniture, office equipment and other tangible assets and property used in business operations;

          (b)  leasehold interests and improvements related thereto;

          (c) rights under agreements and contracts entered into by the Company in the ordinary course of its operations;

          (d) customer lists, trade names, trademarks, service marks, software programs and rights related thereto;

          (e) all books and records related to the Company, the Assets or the operation of the Business, including all financial, accounting and tax records, computer data and programs, and records and all correspondence with and documents pertaining to suppliers, governmental authorities and other third parties;

          (f)  client records; and

          (g) state, federal and regulatory licenses as required to conduct the Business.

     3.7  REAL ESTATE.

          (a) The Company does not own and has never owned any real property. With respect to the Company's leased real property (the "Real Estate")),
     (i) applicable zoning ordinances permit the operation of the Business at the Real Estate, (ii) the Company has all easements and rights, including easements for all utilities, services, roadways and other means of ingress and egress, necessary to operate the Business, (iii) the Real Estate is not located within a flood or lakeshore erosion hazard area, and (iv) neither the whole nor any portion of the Real Estate has been condemned, requisitioned or otherwise taken by any public authority, and no notice of any such condemnation, requisition or taking has been received. To the knowledge of the Shareholders, no such condemnation, requisition or taking is threatened or contemplated, and there are no pending public improvements which may result in special assessments against or which may otherwise affect the Real Estate. The Company has delivered to Purchaser accurate copies of all leases and other agreements relating to the Real Estate.



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



          (b) Neither the Company nor the Shareholders has received notice of, or has any actual knowledge of, any material violation of any zoning, building, health, fire, water use or similar statute, ordinance, law, regulation or code in connection with the Real Estate.

          (c) Neither the Company nor the Shareholders has received notice of, or has actual knowledge of, any hazardous or toxic material (as hereinafter defined) existing in any structure located on, or existing on or under the surface of, any of the Real Estate which is, in any case, in material violation of any applicable environmental law. For purposes of this Section, "hazardous or toxic material" shall mean waste, substance, materials, smoke, gas or particulate matter designated as hazardous, toxic or dangerous under any environmental law. For purposes of this Section, "environmental law" shall included the Comprehensive Environmental Response Compensation and Liability Act, the Clean Air Act, the Clean Water Act and any other applicable federal, state or local environmental, health or safety law, rule or regulation relating to or imposing liability or standards concerning or in connection with hazardous, toxic or dangerous waste, substance, materials, smoke, gas or particulate matter.

     3.8 CONDITION OF ASSETS. All of the fixed assets of the Company are in good condition and working order, ordinary wear and tear excepted, and are suitable for the uses for which they are intended, free from any known defects except such minor defects as do not substantially interfere with the continued use thereof. The fixed assets of the Company as of the date hereof are set forth on the Sellers' Disclosure Schedule. The Company has in force such insurance of its properties and operations as is set forth on the Sellers' Disclosure Schedule.

     3.9 GOVERNMENTAL LICENSES. The Sellers' Disclosure Schedule lists and accurately describes all licenses, permits, orders, approvals, authorizations and filings issued to the Company by a governmental or regulatory authority in connection with the lawful ownership and operation of the Company's business (the "Governmental Licenses"), except where the failure to hold such Governmental Licenses would not have a material adverse effect on the Company. The Company has furnished to Purchaser true and accurate copies of all such Governmental Licenses, and each Governmental License is in full force and effect and is valid under applicable federal, state and local laws.

     3.10 TAXES. All tax reports and returns relating to the Company's assets and operations (including sales, use, income, property, franchise and employment taxes) that are due have been filed with the appropriate federal, state and local governmental agencies, and the Company has paid all taxes, penalties, interest, deficiencies, assessments or other charges due as reflected on the filed returns or claimed to be due by such federal, state or local taxing authorities (other than taxes, deficiencies, assessments or claims which are being contested in good faith and which in the aggregate are not material). There are no examinations or audits pending or unresolved examinations or audit issues with respect to the Company's federal, state or local tax returns. All additional taxes, if any, assessed as a result of such examinations or audits have been paid. There are no pending claims or proceedings relating to, or asserted for, taxes, penalties, interest, deficiencies or assessments against the Company. The Company has delivered to Purchaser true,



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



accurate and complete copies of all tax returns and filings made by them in the last three years and any related correspondence from the Company, the Shareholders or applicable taxing authority relating to such returns and filings.

     3.11 LITIGATION. There is no order of any court, governmental agency or authority and no action, suit, proceeding or investigation, judicial, administrative or otherwise, of which the Company or the Shareholders have actual knowledge that is pending or threatened against or affecting the Company which, if adversely determined, might materially and adversely affect the business, operations, properties, assets or conditions (financial or otherwise) of the Company or which challenges the validity or propriety of any of the transactions contemplated by this Agreement.

     3.12 REPORTS AND GOVERNMENTAL COMPLIANCE. The Company has duly filed all reports required to be filed by law or applicable rule, regulation, order, writ or decree of any court, governmental commission, body or instrumentality and have made payment of all charges and other payments, if any, shown by such reports to be due and payable.

     3.13 EMPLOYEE BENEFIT PLANS; LABOR CONTROVERSIES. The Sellers' Disclosure Schedule sets forth all liabilities of the Company under The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or similar laws with respect to employee benefit plans. Except as set forth in the Sellers' Disclosure Schedule, no "plan" which is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code has incurred an accumulated funding deficiency as the term is defined in Section 302 of ERISA or Section 412 of the Code (whether or not waived). None of the Company nor any of its affiliates has ever sponsored, adopted, maintained or been obligated to contribute to a "multiemployer plan" as such term is defined in Section 3(37) of ERISA. No liability under Title IV of ERISA has been incurred by the Company or an affiliate thereof that has not been satisfied in full, and no condition exists that presents a material risk to the Company or its affiliates of incurring liability under such Title, other than for premiums due to the Pension Benefit Guaranty Corporation. The Company has made or will make all contributions required to be made by it under any employee benefit plan for all periods through and including the Closing Date.

     There are no labor disputes of a material nature pending between the Company, on the one hand, and any of its employees, on the other hand, and there are no known organizational efforts presently being made involving any of such employees. The Company has complied in all material respects with all laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and other taxes, and is not liable for any material arrearages of wages or any taxes or penalties for failure to comply with any of the foregoing.

     3.14 CAPITALIZATION. All of the issued and outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable, and are owned of record and beneficially by the Shareholders. Schedule 3.14 sets forth the capitalization of the Company as of the Closing Date including the description of the Shares owned by the Shareholders. There are no shares of capital stock of the Company held in treasury. There is no outstanding subscription, contract,



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



option, warrant, call or other right obligating the Company to issue, sell, exchange or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, capital stock of the Company. The Shareholders are the lawful, sole and beneficial owner of the Shares, free and clear of all liens, claims and encumbrances of every kind, and, at the Closing, the Shareholders will convey to Purchaser good and indefeasible title to the Shares.

     3.15 FINANCIAL STATEMENTS AND RECORDS OF THE COMPANY.

          (a) The Company has delivered to Purchaser true, correct and complete copies of the following financial statements (collectively, the "Company's Financial Statements"): (i) the balance sheet of the Company as of February 28, 1997 and the related statements of income and cash flows for the nine months then ended, accompanied by a report of Deloitte & Touche LLP with respect thereto; (ii) the unaudited balance sheet of the Company as of April 30, 1997 and the related statements of income for the eleven months then ended; and (iii) the balance sheet of the Company as of May
     31, 1996 and the related statements of income and cash flows for the two years then ended, accompanied by a report of McGladrey & Pullen, L.L.P. with respect thereto.

          (b) The Company's Financial Statements present fairly in all material respects the assets, liabilities and financial position of the Company as of the dates thereof and the results of operations thereof for the periods then ended and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis with prior periods, except year-end adjustments consisting of normal accruals (the net effect of which adjustments are not material) with respect to the interim financial statements. The books and records of the Company have been and are being maintained in accordance with good business practice, reflect only valid transactions, are complete and correct in all material respects and present fairly in all material respects the basis for the financial position and results of operations of the Company set forth in the Company's Financial Statements.

     3.16 ABSENCE OF CERTAIN CHANGES. Since April 30, 1997, the Company has not
(i) suffered any change in its financial condition or results of operations other than changes in the ordinary course of business that, individually or in the aggregate, have had a material adverse effect on the Company, (ii) acquired or disposed of any asset or made any capital expenditure (including, without limitation, capitalized leases) in excess of $5,000, (iii) written up, written down or written off the book value of a material amount of assets; (iv) incurred, assumed, guaranteed or endorsed any liability or obligation, or subjected or permitted to be subjected any material amount of assets to any lien, claim or encumbrance of any kind, except for trade payables and accrued liabilities in the ordinary course of business, (v) made any loans or other advances of money (other than for reasonable travel expenses) to any person or entity, (vi) entered into or terminated any material contract, or agreed or made any material changes in any material contract, other than renewals and extensions thereof in the ordinary course of business, (vii) declared, paid or set aside for payment any dividend or distribution with respect to its capital stock, (viii) redeemed, purchased or otherwise acquired, or sold, granted or otherwise disposed of directly or indirectly, any of the Company's capital stock or securities or any rights to acquire same, (ix) entered into any collective bargaining, employment, consulting, compensation or similar agreement with any person or group, (x) except as set forth on Schedule 3.16 hereto, increased the compensation of or paid any bonuses to any employees or contributed to any employee benefit plan or (xi) entered into, adopted or amended any employee benefit plan. At all times from the date of this Agreement through the Closing Date, the Shareholders will cause the Company to be operated in the ordinary course of business, except for such changes as are contemplated by this Agreement.

     3.17 MATERIAL UNDISCLOSED LIABILITIES. Other than as set forth on the Company Financial Statements, there are no material liabilities or obligations of the Company of a nature required to be disclosed on financial statements prepared in accordance with generally accepted accounting principles.

     3.18 CONTRACTS AND AGREEMENTS. The Sellers' Disclosure Schedule contains a list, complete and accurate in all material respects, of all of the following categories of contracts and agreements to which the Company is bound at the date hereof: (i) employee benefit plans, employment, consulting or similar contracts, (ii) contracts relating to leasehold interests, (iii) contracts that involve remaining aggregate payments by the Company in excess of $10,000 or which have a remaining term in excess of one year, (iv) insurance policies, and
(v) other contracts not made in the ordinary course of business (collectively the "Material Contracts"). The Company is not in default with respect to any of the Material Contracts.

     3.19 COMPLETENESS OF DISCLOSURE. No representation or warranty by the Company or the Shareholders in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Purchaser pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

     3.20 FINDERS AND BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Shareholders directly with Purchaser. No person has as a result of any agreement or action of the Company or the Shareholders any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment.

     3.21 PROSPECTUS FOR DYNAMEX SHARES. The Shareholders acknowledge (i) receipt of a copy of the Registration Statement filed November 12, 1996 with the Securities and Exchange Commission, and any Prospectus Supplements thereto, covering the potential resale of the Dynamex Shares by the Shareholders (the "Registration Statement"), (ii) the opportunity to ask questions of and receive answers from representatives of the management of Purchaser concerning the terms and conditions of the transactions contemplated by this Agreement and to obtain all additional information that Purchaser possesses or could acquire without unreasonable expense that is necessary to verify the accuracy of information furnished to the Shareholders.

4.   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to the Shareholders as follows:

     4.1 ORGANIZATION AND GOOD STANDING. Purchaser is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and lease its properties and carry on its business as currently conducted.

     4.2 DUE AUTHORIZATION. Purchaser has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement, the Employment Agreements and the Non-Competition Agreements, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser.

     4.3 EXECUTION AND DELIVERY. This Agreement has been duly executed and delivered by Purchaser and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by the availability of equitable remedies or by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally. The execution and delivery by Purchaser of this Agreement, the Employment Agreements and the Non-Competition Agreements and the consummation of the transactions contemplated hereby and thereby will not: (i) conflict with or result in a breach of the certificate of incorporation or bylaws of Purchaser, (ii) violate any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental authority, or
(iii) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under) any indenture, mortgage, lease, contract or other instrument to which Purchaser is a party or by which it is bound or affected.

     4.4 CAPITALIZATION. On the date of issuance, the Dynamex Shares shall be duly authorized and validly issued and fully paid and nonassessable. Upon issuance and delivery in accordance with Section 2.1, the Dynamex Shares shall be transferred to the Shareholders free and clear of any lien, privilege, pledge, option or other encumbrance, other than the restrictions on the resale of such shares (as described in Section 5.2) or under federal and state securities laws.

     4.5 FINDERS AND BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Purchaser directly with the Shareholders and the Company. No person has as a result of any agreement or action of Purchaser any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment.

     4.6 SEC REPORTS. As of the date hereof, the Purchaser has filed all material forms, reports and documents with the Securities and Exchange Commission (the "SEC") required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, each of which, at the time such form, report or document was filed, (i) complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the

"Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (ii) did not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. Since the most recent date of such report, there has not been any material adverse change in the Purchaser's financial condition or results of operations.


5.   REGISTRATION STATEMENT AND DYNAMEX SHARES.

     5.1  RESALE REGISTRATION.

          (a) No later than the six month anniversary of the Closing Date, Purchaser shall file with the SEC a prospectus supplement (the "Prospectus Supplement") to the Registration Statement, which shall cover the public reoffering or resale by the Shareholders of the Dynamex Shares issued as of such date.

          (b) Purchaser shall cause the Registration Statement to remain effective so that the Dynamex Shares issued to the Shareholders may be offered and sold on a continuous or delayed basis in accordance with Rule 415 under the Securities Act, until the earlier of (i) one year after the Closing Date (or such earlier or later date, should the general holding period requirement of Rule 144 under the Securities Act or any successor rule be revised), (ii) such date as, in the opinion of counsel for Purchaser, the sale of the Dynamex Shares is exempt from the registration provisions of the Securities Act and the securities laws of the states in which the Dynamex Shares are to be sold or transferred, or (iii) such time as all of the Dynamex Shares issued to the Shareholders have been sold in the manner described in the Registration Statement.

          (c) Purchaser may, by written notice to the holders of the Dynamex Shares, suspend or withdraw the Registration Statement and require that the holders of the Dynamex Shares cease sales of the Dynamex Shares thereunder, if (i) the Registration Statement is required to be amended or supplemented or (ii) material corporate developments make the use of such Registration Statement inappropriate. Purchaser agrees to use its best reasonable efforts to file any required amendments or supplements to the Registration Statement or take such other actions so that the holders of Dynamex Shares may resume sales of the Dynamex Shares issued to them without undue delay. In the event the sale of Dynamex Shares must be suspended as set forth hereinabove, the number of days such sales are suspended shall be added to the period specified in Section 5.1(b) hereof.

          (d) Purchaser agrees to furnish to the Shareholders, as soon as available, copies of the Prospectus Supplement and all other amendments and supplements to the Registration Statement in such quantities as the Shareholders may reasonably request.

          (e) Purchaser shall bear all expenses of each Registration Statement filed pursuant to this Agreement, which shall include, without limitation, all registration and filing fees and the reasonable fees and disbursements of counsel and accountants for Purchaser, but which shall not include any selling commissions or underwriting discounts or stock transfer taxes relating to the Dynamex Shares or the fees and expense of counsel to the Shareholders.

          (f) The Dynamex Shares have been approved for listing on the Nasdaq National Market, subject to official notice of issuance.

     5.2 LOCK UP AGREEMENT. In order to provide for an orderly disposition of the Dynamex Shares, the Shareholders agree that prior to the six month anniversary of the Closing Date, they will not sell, offer or agree to sell, grant any option for the sale of or otherwise dispose of directly or indirectly, any of the Dynamex Shares or any security substantially similar to the Dynamex Shares or any securities convertible into, exercisable for or exchangeable for common stock or securities substantially similar to the Dynamex Shares without the prior written consent of Purchaser.

     5.3  INDEMNIFICATION WITH RESPECT TO SECURITIES LAWS.

          (a) Purchaser shall defend, indemnify and hold harmless (to the extent permitted by law) the Shareholders against all losses, claims, damages or liabilities which arise out of or are based upon any untrue or alleged untrue statement of material fact contained in any registration statement (including any post-effective amendment thereto), prospectus or preliminary prospectus or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished to Purchaser by the Shareholders for use therein or by the failure of the Shareholders to deliver a copy of the Registration Statement or prospectus or any amendments or supplements thereto after Purchaser has furnished the Shareholders with a sufficient number of copies of the same.

          (b) The Shareholders shall defend, indemnify and hold harmless (to the extent permitted by law) Purchaser, its directors and officers and each person who controls Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Securities and Exchange Act of
     1934) against any losses, claims, damages, liabilities and expenses which arise out of or are based upon any untrue or alleged omission of a material fact required to be stated in the Registration Statement or prospectus or any amendment thereof or supplement thereto or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information furnished by the Shareholders for inclusion in the Registration Statement.

     5.4 COOPERATION. The Company and the Shareholders shall cooperate with Purchaser and cause all of the management of the Company to cooperate with Purchaser and its agents, representatives, counsel and underwriters, in preparing documentation required by the Registration Statement, in the sale of Dynamex Shares pursuant to the Registration Statement. The Company and the Shareholders agree to notify Purchaser immediately of any material adverse change in the Business or the Assets prior to the Closing Date.

6.   CERTAIN COVENANTS AND AGREEMENTS

     The parties covenant and agree to comply with the following covenants, in each case to the extent applicable to such party:

     6.1 ACCESS. Upon reasonable notice, the Company and the Shareholders will give to Purchaser and its counsel, accountants and other authorized representatives, full access during reasonable business hours to all of the Company's properties, books, contracts, documents and records and shall furnish Purchaser with all such information concerning their affairs, including financial statements, as the other may reasonably request in order that Purchaser may have full opportunity to make such reasonable investigations as it shall desire for the purpose of verifying the performance of and compliance with the representations, warranties, covenants and the conditions contained herein or for other purposes reasonably related to the transactions contemplated hereby. The Company and the Shareholders will take all action necessary to enable Purchaser, its counsel, accountants and other representatives to discuss the affairs, properties, business, operations and records of the Company at such times and as often as Purchaser may reasonably request with executives, independent accountants and counsel of the Company and the Shareholders. In the event that the Closing does not occur and this Agreement is terminated, the Company and the Shareholders, on the one hand, and Purchaser, on the other, shall (i) maintain the confidentiality of all information obtained from the other party in connection herewith, except for such information as is in the public domain, (ii) not use any such information so obtained to the detriment or competitive disadvantage of the other party, and (iii) promptly return copies of all books, records, contracts and any other documentation of the other delivered to such party pursuant to the transactions contemplated hereby.

     6.2 BEST EFFORTS. The Company, the Shareholders and Purchaser shall take all reasonable actions necessary to consummate the transactions contemplated by this Agreement and will use all necessary and reasonable means at their disposal to obtain all necessary consents and approvals of other persons and governmental authorities required to enable it to consummate the transactions contemplated by this Agreement. Each party shall make all filings, applications, statements and reports to all governmental agencies or entities which are required to be made prior to the Closing Date by or on its behalf pursuant to any statute, rule or regulation in order to consummate the transactions contemplated by this Agreement, and copies of all such filings, applications, statements and reports shall be provided to the other.

     6.3 PUBLIC ANNOUNCEMENTS. Prior to the Closing Date, all notices to third parties and other publicity relating to the transaction contemplated by this Agreement shall be jointly planned and agreed to by the Shareholders and Purchaser; provided, however that any required public disclosures related to any regulatory or governmental filing or requirement may be made by Purchaser, after notice to the Shareholders, without the Shareholders' or the Company's consent.

     6.4 ORDINARY COURSE OF BUSINESS. Except as contemplated by this Agreement, during the period from the execution and delivery of this Agreement through the Closing Date, the Company shall (i) conduct its operations in the ordinary course of business consistent with past and current practices, (ii) use reasonable best efforts to maintain and preserve intact its goodwill and business relationships, (iii) not enter into any agreement which involves the payment by the Company of an aggregate amount exceeding $10,000, or which has a term exceeding one year, (iv) not increase, or agree to increase, the level of compensation (other than scheduled anniversary raises consistent with prior practice) payable to any of its employees or (v) take any action which would cause any representation contained in Article 3 to be untrue as of the Closing Date.

7.   CONDITIONS TO PURCHASER'S CLOSING

     All obligations of Purchaser under this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, it being understood that Purchaser may, in its sole discretion, waive any or all of such conditions in whole or in part:

     7.1 REPRESENTATIONS, ETC. The Company and the Shareholders shall have performed in all material respects the covenants and agreements contained in this Agreement that are to be performed by each of them at or prior to the Closing, and the representations and warranties of the Company and the Shareholders contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though made at such time (except as contemplated or permitted by this Agreement).

     7.2 CONSENTS. All consents and approvals of governmental agencies, and from any other third parties required to consummate the transactions contemplated by this Agreement, including the consent of the lenders to Purchaser, shall have been obtained without material cost or other materially adverse consequence to Purchaser shall be in full force and effect.

     7.3 NO ADVERSE LITIGATION. No order or preliminary or permanent injunction shall have been entered and no action, suit or other legal or administrative proceeding by any court or governmental authority, agency or other person shall be pending or threatened on the Closing Date which may have the effect of (i) making any of the transactions contemplated hereby illegal, (ii) materially adversely affecting the value of the assets or business of the Company or (iii) making Purchaser or the Company liable for the payment of a material amount of damages to any person.

     7.4 MATERIAL ADVERSE CHANGES. There shall have occurred no material adverse change in the business, properties, assets, liabilities, results of operations or condition, financial or otherwise, of the Company.

     7.5 CLOSING DELIVERIES. Purchaser shall have received each of the documents or items required to be delivered to it pursuant to Section 9.1 hereof.

8.   CONDITIONS TO SHAREHOLDERS' AND COMPANY'S CLOSING

     All obligations of the Company and the Shareholders under this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, it being understood that the Company and the Shareholders may, in their sole discretion, waive any or all of such conditions in whole or in part:

     8.1 REPRESENTATIONS, ETC. Purchaser shall have performed in all material respects the covenants and agreements contained in this Agreement that are to be performed by it at or prior to the Closing, and the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though made at such time (except as contemplated or permitted by this Agreement).

     8.2 NO ADVERSE LITIGATION. No order or preliminary or permanent injunction shall have been entered and no action, suit or other legal or administrative proceeding by any court or governmental authority, agency or other person shall be pending or threatened on the Closing Date which may have the effect of (i) making any of the transactions contemplated hereby illegal, (ii) materially adversely affecting the value of the assets or business of the Company or (iii) making the Company and the Shareholders liable for the payment of a material amount of damages to any person.

     8.3 CLOSING DELIVERIES. The Company and the Shareholders shall have received each of the documents or items required to be delivered to them pursuant to Section 9.2 hereof.

     8.4 LENDER CONSENT. Dynamex shall have received the written consent of its bank lender to the execution, delivery and performance of this Agreement.

9.   DOCUMENTS TO BE DELIVERED AT CLOSING

     9.1  TO PURCHASER. At the Closing, there shall be delivered to Purchaser:

          (a) the Shares, together with duly executed stock powers, in form satisfactory to Purchaser and its counsel;

          (b)  the Non-Competition Agreements;

          (c)  the Employment Agreements;

          (d)  the Lease;

          (e) a certificate, signed by the chief executive officer of the Company, as to the fulfillment of the conditions set forth in Sections 7.1, 7.3 and 7.4 hereof;

          (f) opinion of counsel to the Company and the Shareholders, dated as of the Closing Date, in form reasonably acceptable to Purchaser;

          (g) a copy of all consents and approvals referred to in Section 7.2 hereof;

          (h)  resignations of all the officers and directors of the Company;

          (i)  the corporate minute books and stock books of the Company; and

          (j)  all other items reasonably requested by Purchaser.

     9.2  TO THE SHAREHOLDERS. At the Closing, there shall be delivered to the
Shareholders:

          (a) the Dynamex Shares and the cash portion of the Purchase Price to be received by the Shareholders as contemplated by Section 2.1(a) hereof;

          (b) a certificate, signed by the Vice President of Purchaser, as to the fulfillment of the conditions set forth in Sections 8.1 and 8.2 hereof;

          (c)  a copy of the consent referred to in Section 8.4 hereof;

          (d) an opinion of Purchaser's counsel, dated the Closing Date, in form reasonably acceptable to the Shareholders; and

          (e)  all other items reasonably requested by the Shareholders.

10.  SURVIVAL

     All representations, warranties, covenants and agreements made by any party to this Agreement or pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto and shall survive the Closing for a period of two years; provided, however, that the representations contained in Section 3.10 shall survive until the statute of limitations with respect to tax matters expires; and provided further, that the representations contained in Section 3.14 shall survive indefinitely. The representations and warranties hereunder shall not be affected or diminished by any investigation at any time by or on behalf of the party for whose benefit such representations and warranties were made. All statements contained herein or in any certificate, exhibit, list or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties.

11.  INDEMNIFICATION OF THE SHAREHOLDERS

     Purchaser shall indemnify and hold the Shareholders harmless from, against, for and in respect of:

          (a) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances suffered, sustained, incurred or required to be paid by the Shareholders because of the breach of any written representation, warranty, agreement or covenant of Purchaser contained in or made in connection with this Agreement;

          (b) any and all liabilities, obligations, claims and demands (other than the Excluded Liabilities) arising out of the ownership and operation of the Company on and after the Closing Date, except to the extent the same arises from a breach of any written representation, warranty, agreement or covenant of any Company or any Shareholder contained in or made in connection with this Agreement; and

          (c) all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by the Shareholders in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this
     Section 11.

12.  INDEMNIFICATION OF PURCHASER

     The Shareholders shall indemnify and hold Purchaser harmless from, against, for and in respect of:

          (a) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances suffered, sustained, incurred or required to be paid by Purchaser because of the breach of any written representation, warranty, agreement or covenant of the Company or any Shareholder contained in or made in connection with this Agreement (excluding matters as to which clause (c) below is applicable);

          (b)  the Excluded Liabilities (excluding matters as to which clause
     (c) below is applicable);

          (c) any federal, state or local income or other tax (i) payable with respect to the business, assets, properties or operations of the Company or any Shareholder or any member of any affiliated group of which any of them is a member for any period prior to the Closing Date (except for additional taxes or penalties that arise directly from the classification of the Company's drivers as independent contractors rather than employees and which taxes or penalties are assessed as a result of an audit of Purchaser's affiliated group (as opposed to the Company individually) performed after the Closing Date) and (ii) incident to or arising as a consequence of the negotiation or consummation by the Company or any Shareholder (or any member of any affiliated group of which any of them is a member) of this Agreement and the transactions contemplated hereby;

          (d) any liability or obligation under or in connection with the Excluded Assets; and

          (e) all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by Purchaser in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 12.

13.  GENERAL RULES REGARDING INDEMNIFICATION

          (a) The obligations and liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by the other party or indemnified third parties shall be subject to the following terms and conditions:

               (i) The indemnified party shall give prompt written notice (which in no event shall exceed 20 days from the date on which the indemnified party first became aware of such claim or assertion) to the indemnifying party of any claim which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in Section 11 or 12 hereof, stating the nature and basis of said claims and the amounts thereof, to the extent known;

               (ii) If any action, suit or proceeding is brought against the indemnified party with respect to which the indemnifying party may have liability under the indemnity agreements contained in Section 11 or 12 hereof, the action, suit or proceeding shall, upon the written acknowledgment by the indemnifying party that is obligated to indemnify under such indemnity agreement, be defended (including all proceedings on appeal or for review which counsel for the indemnified party shall deem appropriate) by the indemnifying party. The indemnified party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the indemnified party's own expense unless the employment of such counsel and the payment of such fees and expenses both shall have been specifically authorized in writing by the indemnifying party in connection with the defense of such action, suit or proceeding, in which event the indemnifying party shall not have the right to direct the defense of such action, suit or proceeding on behalf of the indemnified party. The indemnified party shall be kept fully informed of such action, suit or proceeding at all stages thereof whether or not it is represented by separate counsel.

               (iii) The indemnified party shall make available to the indemnifying party and its attorneys and accountants all books and records of the indemnified party relating to such proceedings or litigation and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

               (iv) The indemnified party shall not make any settlement of any claims without the written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

               (v) If any claims are made by third parties against an indemnified party for which an indemnifying party would be liable, and it appears likely that such claims might also be covered by the indemnified party's insurance policies, the indemnified party shall make a timely claim under such policies and to the extent that such party obtains any recovery from such insurance, such recovery shall be offset against any sums due from an indemnifying party (or shall be repaid by the indemnified party to the extent that an indemnifying party has already paid any such amounts). The parties acknowledge, however, that if an indemnified party is self-insured as to any matters, either directly or through an insurer which assesses retroactive premiums based on loss experience, then to the extent that the indemnified party bears the economic burden of any claims through self-insurance or retroactive premiums or insurance ratings, the indemnifying party's obligation shall only be reduced by any insurance recovery in excess of the amount paid or to be paid by the indemnified party in insurance premiums.

               (vi) The indemnified party shall not make any claim hereunder unless it has incurred a cumulative aggregate of $75,000 of expenses for which indemnification is otherwise provided hereunder and only to the extent of expenses in excess of such initial $75,000 incurrence.

               (vii) The obligation of the Shareholders under Section 12 shall be several and not joint, provided that JCI shall be responsible for payment of the proportionate liability of JLI, GJI, Larsen and Ingeman to the extent any of such persons is not, at the time notice of indemnification is given, an employee of the Company or Purchaser (other than by reason of termination by the Company or Purchaser).

               (viii) The aggregate amount of each Shareholder's liability under Section 12 shall not exceed such Shareholder's proceeds of the Purchase Price, which proceeds shall include, any payments of cash or Dynamex Shares set forth in Section 2.1 but shall not include such Shareholder's ratable portion of the Funded Indebtedness.

          (b) Except as herein expressly provided, the remedies provided in Sections 11 through 13 hereof shall be cumulative and shall not preclude assertion by any party of any other rights or the seeking of any other rights or remedies against any other party hereto.

14.  FAILURE TO CLOSE BECAUSE OF DEFAULT

     In the event that the Closing is not consummated by virtue of a material default made by a party in the observance or in the due and timely performance of any of its covenants or agreements herein contained ("Default"), the parties shall have and retain all of the rights afforded them at law or in equity by reason of that Default. In addition, the Company and the Shareholders, on the one hand, and Purchaser, on the other, acknowledge that the Shares and the transactions contemplated hereby are unique, that a failure by any of them to complete such transactions will cause irreparable injury to the other, and that actual damages for any such failure may be difficult to ascertain and may be inadequate. Consequently, Purchaser, the Company and the Shareholders agree that each shall be entitled, in the event of a Default by the other, to specific performance of any of the provisions of this Agreement in addition to any other legal or equitable remedies to which the non-defaulting party may otherwise be entitled. In the event any action is brought, the prevailing party shall be entitled to recover court costs, arbitration expenses and reasonable attorneys' fees.

15.  TERMINATION RIGHTS

     This Agreement may be terminated by either Purchaser or the Shareholders, if either such party is not then in Default, upon written notice to the other upon the occurrence of any of the following:

          (a)  If the Closing has not occurred on or before June 30, 1997;

          (b) If either party Defaults and such Default has not been cured within 30 days of written notice of such Default by the other party;

          (c) Subject to the provisions of Sections 7 and 8 hereof, by the Shareholders or Purchaser, if on the Closing Date any of the conditions precedent to the obligations of Shareholders or Purchaser, respectively, set forth in this Agreement have not been satisfied or waived by such party; or

          (d)  By mutual consent of the Shareholders and Purchaser.

16.  MISCELLANEOUS PROVISIONS

     16.1 EXPENSES. Purchaser shall pay the fees and expenses incurred by it in connection with the transactions contemplated by this Agreement and the Shareholders shall pay the fees and expenses incurred by them and the Company in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, Purchaser shall pay all fees, costs and expenses of Deloitte & Touche LLP in preparing their audit report with respect to the Company Financial Statements discussed in Section 3.15(a)(i). If any action is brought for breach of this Agreement or to enforce any provision of this Agreement, the prevailing party shall be entitled to recover court costs, arbitration expenses and reasonable attorneys' fees.

     16.2 AMENDMENT. This Agreement may be amended at any time but only by an instrument in writing signed by the parties hereto.

     16.3 NOTICES. All notices and other communications delivered hereunder shall be in writing and shall be deemed given if delivered personally or upon actual receipt if mailed by certified mail, return receipt requested or delivered by nationally recognized "next-day" delivery service, to the parties at the addresses set forth below:

If to the Shareholders, in care of the Shareholder Representative:

     Road Runner Transportation, Inc.
     2395 Capp Road
     St. Paul, Minnesota 55114
     Attention: James C. Isaacson
     Telephone:        (612) 644-8787
     Telecopy:         (612) 659-6421

with a copy to:

     Frederickson & Byron, P.A.
     1100 International Centre
     900 Second Avenue South
     Minneapolis, Minnesota  55402
     Attention:        Dobson West
     Telephone:        (612) 347-7111
     Telecopy:         (612) 347-7077

If to Purchaser:

     Dynamex Inc.
     One Galleria Tower
     13355 Noel Road, Suite 1050
     Dallas, Texas  75240
     Attention:        Robert P. Capps
     Telephone:        (214) 960-4859
     Telecopy:         (214) 960-4899

with a copy to:

     Crouch & Hallett, L.L.P.
     717 N. Harwood, Suite 1400
     Dallas, Texas 75201
     Attention:        Bruce H. Hallett
     Telephone:        (214) 922-4120
     Telecopy:         (214) 953-3154
or such other address or addresses as any party shall have designated by notice to each other party in accordance with this Section 16.3.

     16.4 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the others; provided, however, that Purchaser may assign its rights under this Agreement to any of its subsidiaries or affiliated corporations.

     16.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     16.6 HEADINGS. The headings of the Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

     16.7 ENTIRE AGREEMENT. This Agreement and the documents referred to herein contain the entire understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties, conveyances or undertaking other than those expressly set forth herein. This Agreement supersedes any prior agreements and understandings between the parties with respect to the subject matter.

     16.8 WAIVER. No attempted waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement, will be effective unless evidenced by an instrument in writing by the party against whom the enforcement of any such waiver or consent is sought.

     16.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

     16.10 ASSERTION OF CLAIMS AGAINST THE COMPANY. In any proceeding by Purchaser to assert or prosecute any claims under, or to otherwise enforce, the Agreement, the Shareholders agree that they shall not assert as a defense or bar to recovery, and hereby waive any right to so assert such defense or bar such recovery, that (a) prior to Closing the Company shall have had knowledge of the circumstances giving rise to the claim being pursued by it; (b) prior to Closing, the Company engaged in conduct or took action that caused or brought about the circumstances giving rise to its claim, or otherwise contributed thereto; or (c) the Shareholders have a right of contribution from the Company to the extent that there is any recovery against the Shareholders.

     16.11 SEVERABILITY. The event that any of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been contained herein.

     16.12 INTENDED BENEFICIARIES. The rights and obligations contained in this Agreement are hereby declared by the parties hereto to have been provided expressly for the exclusive benefit of such entities as set forth herein and shall not benefit, and do not benefit, any unrelated third parties.

     16.13 MUTUAL CONTRIBUTION. The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted or the provision contains a covenant of such party.

     16.14 TERMINATION OF BUY-SELL AGREEMENT. Each of the Shareholders hereby agrees that upon the occurrence of the Closing, the Buy-Sell Agreement as to which they are parties and relating to the Company shall be terminated and of no further force or effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                       DYNAMEX INC.


                                       By: /s/ Robert P. Capps
                                          -----------------------------------
                                               Robert P. Capps
                                               Vice President - Finance and
                                               Corporate Development


                                       ROAD RUNNER TRANSPORTATION, INC.


                                       By: /s/ James C. Isaacson
                                          -----------------------------------
                                       Its: President
                                           ----------------------------------


                                       /s/ James C. Isaacson
                                       --------------------------------------
                                       James C. Isaacson

                                       /s/ Thomas W. Ingeman
                                       --------------------------------------
                                       Thomas W. Ingeman

                                       /s/ James L. Isaacson
                                       --------------------------------------
                                       James L. Isaacson

                                       /s/ Gordon J. Isaacson
                                       --------------------------------------
                                       Gordon J. Isaacson

                                       /s/ Gretchen E. Larsen
                                       --------------------------------------
                                       Gretchen E. Larsen

                               INDEX TO SCHEDULES

Schedule 1.5(a)       Excluded Assets
Schedule 1.5(b)       Excluded Liabilities
Schedule 2.1(a)       Shareholder Allocation
Schedule 3            Sellers' Disclosure Schedule
Schedule 3.14         Capitalization of the Company
Schedule 3.16         Certain Changes



                               INDEX TO EXHIBITS

Exhibit A-1           Employment Agreement-- James C. Isaacson
Exhibit A-2           Employment Agreement--Thomas W. Ingeman
Exhibit B             Form of Confidentiality and Non-Competition Agreement
Exhibit C             Lease

                                                                Schedule 1.5(a)



                                EXCLUDED ASSETS


                                      NONE

                                                                Schedule 1.5(b)


                              EXCLUDED LIABILITIES



     All liabilities and obligations of the Company relating to periods prior to the Closing, other than liabilities accrued on the Company's financial statements as of April 30, 1997 or incurred in the ordinary course of business from such date to the date of Closing.

                                                                Schedule 2.1(a)



                             SHAREHOLDER ALLOCATION


Shareholder                            Cash           Number of Dynamex Shares
-----------                            ----           ------------------------
James C. Isaacson                  6,160,000.01                   192,502
James L. Isaacson                  1,493,333.33                    46,666
Gordon Isaacson                    1,493,333.33                    46,666
Gretchen Larson                    1,493,333.33                    46,666
Thomas W. Ingeman                    560,000.00                    17,500